UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)
August 16, 2007

SUB-URBAN BRANDS, INC.
(Exact name of registrant as specified in its charter)

NEVADA	333-109903	47-0926492
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8723 Bellanca Ave, Bldg A, Los Angeles, CA	90045
(Address of Principal Executive Offices)	(Zip Code)

(310) 670-0132
Registrant's Telephone Number, Including Area Code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective August 16, 2007, the Company announced the appointment of Stephen Ruszak as Chief Financial Officer of the Company. Prior to this appointment, Mr. Ruszak served as the Company’s Vice President of Finance.

Mr. Ruszak joined the company in September 2006.  He has over 30 years experience in finance and operations.  He has served in numerous senior management roles, including president, chief financial officer, vice president of finance, and corporate controller with numerous retailers and consumer products companies, ranging from small start-ups to large public corporations, including SoftBook Press, Sega Enterprises, Twin Dolphin Games, World of Wonder, Atari and the Federated Group.  He has been involved in numerous company sales and acquisitions, as well as public and private financing transactions, and an initial public offering. Mr. Ruszak obtained extensive apparel industry experience at Levi Strauss, where he supervised operational reviews of Levi’s foreign subsidiaries, covering areas such as materials and production planning, order processing and distribution, plant operations and contractor management, as well as finance and accounting.  He began his career as a Price Waterhouse trained auditor and has been a licensed Certified Public Accountant (CPA) in the state of California since 1979.  He earned his Bachelor of Science Degree in Accounting from Loyola University of Los Angeles in 1976.

Mr. Ruszak continues under his prior employment arrangement, which includes “at will” employment, an annual base salary of $120,000, and an option grant to purchase 1,000,000 shares of the Company’s common stock at $0.42 per share. The options vest in accordance with the Company’s ESOP over a 24-month period, and after six (6) months of employment, in the event of a change in control of the Company, any unvested shares will vest 100% as of the date of the change in control.

SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

Sub-Urban Brands, Inc.

Date: August 22, 2007	By:	/s/ Joe Shortal
Joe Shortal
Chief Executive Officer